Exhibit 3.42

STATE OF OHIO

ARTICLES OF ORGANIZATION

OF

WINDSTREAM SUPPLY, LLC

For the purpose of forming a limited liability company in the State of Ohio pursuant to Section 1705.04 of the Revised Code for the State of Ohio, the undersigned organizer hereby submits the following Articles of Organization to the Secretary of State of the State of Ohio for filing:

ARTICLE I: The name of the limited liability company is Windstream Supply, LLC.

ARTICLE II: The limited liability company shall exist for perpetual period.

ARTICLE III: The purpose of the limited liability company is to provide communication services to the public and any other lawful purpose.

ARTICLE IV: The street address to which interested persons may direct requests for copies of any operating agreement and any bylaws of this limited liability company is 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

ARTICLE V: The undersigned authorized member, manager or representative of Windstream Supply, LLC hereby appoints the following statutory agent upon whom any process, notice or demand required or permitted by statute to be served upon the limited liability company may be served. The name of the agent is CT Corporation System and his address is 1300 East Ninth Street, Cleveland, Ohio 44114.

/s/ John P. Fletcher	11-29-07
Authorized Representative	Date

ARTICLE VI: The undersigned, named herein as the statutory agent for Windstream Supply, LLC hereby acknowledges and accepts the appointment of agent for said limited liability company.

/s/ J. L. Miles
Asst. secy., CT Corporation System Agent

IN WITNESS WHEREOF, these Articles of Organization are hereby authenticated on behalf of Windstream Supply, LLC.

/s/ John P. Fletcher
Authorized Representative

11-29-07
Date